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                                                                    EXHIBIT 99.3
NEWS RELEASE

Contact:    Michael J. Hopley, President & CEO                   604-682-6508
            Edward M. Topham                                     602-264-9107


       Fremont Acquires Three Key Mineral Exploration Properties


         Vancouver, B.C.--August 7, 1996--Fremont Gold Corporation (NASDAQ BB--FGLD) today announced the acquisition of three key mineral exploration properties located in Chile. The properties, known as the Resguardo, the Los Leones and the Remlino properties, are all located along the historically productive Atacama Fault System in northern and central Chile.

         The Resguardo Property covers an area of over 4,000 hectares (10,000 acres) along 6 kilometers of the Atacama Fault System of northern Chile. The property is on the same structural trend, about 10 kilometers south of the Mantoverde Mine. A large number of surface mine workings and positive assay results from recent surface sampling by Fremont staff indicate extensive gold mineralization. The property appears to have the potential for hosting a significant surface mineable gold deposit.

         The Los Leones Property covers an area of approximately 6,000 hectares (15,000 acres) along the highly productive Atacama Fault System of central Chile. Cambior Chile S.A. ("Cambior"), the previous owner, has conducted exploration work on the property since April 1994 and has defined extensive areas of copper and gold mineralization.

         The Remlino Property covers an area of approximately 1,200 hectares (3,000 acres) along the Atacama Fault System of central Chile. Local small mines are currently active on the property exploiting a series of high grade vein structures and Cambior, the previous owner, has conducted exploration work on the property since mid-1994. This activity has shown the potential for both high grade polymetallic deposits and low grade, bulk tonnage polymetallic deposits of copper-gold-silver.

         Fremont plans to commence exploration work on these three properties in August and September, 1996.

         These mineral property interests are held through existing leases and purchase options by a Chilean operating company, Inversiones Mineras Ayl S.A., a Chilean corporation ("IMSA"). IMSA is a 99% subsidiary of Flagship Holding Ltd., a Barbados corporation ("Flagship"). Fremont acquired 100% of Flagship in

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consideration of the issuance of 3,560,000 shares of its common stock in exchange of all of the outstanding common shares of Flagship.

         Additionally, Fremont is pleased to announce that Mr. Jack Pritting will joint the company as Exploration Manager--Latin America. Mr. Pritting is an exploration geologist with over 15 years experience and for the past three (3) years has been working as a senior geological consultant conducting gold and copper exploration programs in Latin America for major U.S. mining companies. Prior experience includes 10 years of employment with Nerco Exploration Company as Senior Geologist, managing gold exploration work in the Southwest United States and Turkey. Michael J. Hopley, President of Fremont, commented "I am very glad that Mr. Pritting has decided to join the company, with his wealth of experience, he will play an important role in building a successful new company.

         Fremont is engaged in the exploration and development of mineral properties, primarily gold and copper properties located in Latin America. Fremont, utilizing its management's 100 years of collective exploration experience, will continuously assess new opportunities for the acquisition of properties with the potential to be significant gold and copper producers.

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